Filed pursuant to 424(b)(3)

Registration Statement No. 333-270674

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated May 22, 2023)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 4,516,464 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated May 22, 2023, as supplemented (the “Prospectus”), relating to the resale, from time to time of up to 4,516,464 ordinary shares of the Company, $0.0001 par value per share, by YA II PN, LTD, a Cayman Islands exempt limited partnership.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on June 14, 2023 (the “Form 6-K”). Accordingly, we have included in this Prospectus Supplement such information. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our ordinary shares are listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On June 13, 2023, the closing price of our Ordinary Shares was $0.768.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 14, 2023

Recent Developments

On June 14, 2023, the Company issued a press release to announce that it achieved 100% year-to-date growth in commercialization due to increased adoption and experimental program conversions. As a result, the Company expects revenue growth in 2023.